Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$13,917,000	$1,518.34

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-253385 Dated September 17, 2021

HSBC USA Inc. Step Down Trigger Autocallable Notes

$13,917,000 Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the NASDAQ-100 Index® due on September 20, 2024

Investment Description
These Step Down Trigger Autocallable Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Least Performing of S&P 500® Index, Russell 2000® Index and NASDAQ-100 Index® (each, an “Underlying Index” and together, the “Underlying Indices”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. The Notes are designed for investors who believe that the Official Closing Level of each Underlying Index will remain flat or increase moderately during the term of the Notes. If each Underlying Index closes at or above its Initial Level on any of the first eight Observation Dates (after one year), or if each Underlying Index closes at or above its Downside Threshold on the Final Valuation Date, HSBC will automatically call the Notes and pay you a Call Price equal to the Principal Amount per Note plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. The Underlying Index with the lowest Underlying Index Return is the “Least Performing Underlying Index.” If the Notes have not been called prior to the Final Valuation Date, then either (1) HSBC will automatically call the Notes if each Underlying Index closes at or above its Downside Threshold on the Final Valuation Date or (2) if any Underlying Index closes below the Downside Threshold of 75.00% of its Initial Level on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay any interest. You may lose some or all of your Principal Amount. Generally, the higher the Call Return on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑ Call Return: HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return if (i) the Official Closing Level of each Underlying Index on any of the first eight Observation Dates is equal to or greater than its Initial Level or (ii) each Underlying Index closes at or above its Downside Threshold on the Final Valuation Date. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes are not called, investors will incur a loss at maturity.

❑ Contingent Repayment of Principal Amount at Maturity: If by the Final Valuation Date, the Notes have not been called and each Underlying Index does not close below its Downside Threshold on the Final Valuation Date, HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return. However, if any Underlying Index closes below its Downside Threshold on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates
Trade Date	September 17, 2021

Settlement Date	September 22, 2021

Observation Dates (1)	Quarterly, beginning September 23, 2022

Final Valuation Date (1)	September 17, 2024

Maturity Date (1)	September 20, 2024

(1) See page 4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDICES, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF HSBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
These terms relate to the Notes. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Indices	Call Return Rate	Initial Levels	Downside Threshold	CUSIP	ISIN
The S&P 500® Index (“SPX”)	9.15%	4,432.99	3,324.7425 for the SPX, 1,677.65325 for the RTY and 11,500.1025 for the NDX, each of which is 75.00% of the applicable Initial Level
The Russell 2000® Index (“RTY”)	per annum	2,236.871		40439K185	US40439K1850
The NASDAQ-100 Index® (“NDX”)		15,333.47

See “Additional Information About HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated February 23, 2021, the accompanying prospectus supplement dated February 23, 2021, the accompanying equity index underlying supplement dated February 23, 2021 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangements.

The Estimated Initial Value of the Notes on the Trade Date is $9.783 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page and “Key Risks” beginning on page of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Note	$10.00	$0.15	$9.85
Total	$13,917,000.00	$208,755.00	$13,708,245.00

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc

Additional Information about HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the least performing of the Underlying Indices, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Underlying Indices, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any Underlying Index, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the equity index underlying supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying equity index underlying supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the equity index underlying supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the equity index underlying supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the equity index underlying supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the equity index underlying supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦     Equity index underlying supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

♦     Prospectus supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

♦     Prospectus dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 23, 2021, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 23, 2021 and references to the “equity index underlying supplement” mean the Equity Index Underlying Supplement dated February 23, 2021.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Underlying Indices.

♦	You believe the Official Closing Level of each Underlying Index will not be below its Downside Threshold on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Notes are not called and the Official Closing Level of any Underlying Index is below its Downside Threshold on the Final Valuation Date.

♦	You understand and accept that you will not participate in any appreciation in the level of any Underlying Index and your potential return is limited to the applicable Call Return.

♦	You are willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

♦	You believe the Underlying Indices will remain flat or appreciate moderately during the term of the Notes and the Official Closing Level of each Underlying Index will be equal to or greater than its Initial Level on at least one Observation Date, or equal to or greater than its Downside Threshold on the Final Valuation Date.

♦	You are willing to hold Notes that will be automatically called on any of the first eight Observation Dates if the Official Closing Level of each Underlying Index on that Observation Date is equal to or greater than its Initial Level.

♦	You are willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with the Underlying Indices.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in any of the Underlying Indices.

♦	You are willing to assume the credit risk of HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Underlying Indices.

♦	You believe the Notes will not be called and that the Final Level of at least one Underlying Index will be below its Downside Threshold on the Final Valuation Date.

♦	You seek an investment that is designed to return your full Principal Amount at maturity.

♦	You seek an investment that participates in the full appreciation in the level of any of the Underlying Indices or that has unlimited return potential.

♦	You are not willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

♦	You are unable or unwilling to hold securities that will be automatically called on any of the first eight Observation Dates if the Official Closing Level of each Underlying Index on that Observation Date is equal to or greater than its Initial Level.

♦	You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with the Underlying Indices.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in any of the Underlying Indices.

♦	You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Notes, for any payment on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Indices, see ”Information About the Underlying Indices” in this document and the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” herein and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Final Terms
Issuer	HSBC USA Inc.
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 3 years, unless earlier called
Trade Date	September 17, 2021
Settlement Date	September 22, 2021
Final Valuation Date	September 17, 2024
Maturity Date	September 20, 2024
Underlying Indices	The S&P 500® Index (Ticker: “SPX”), the Russell 2000® Index (Ticker: “RTY”) and the NASDAQ-100 Index® (Ticker: “NDX”)
Call Feature	The Notes will be automatically called if (i) the Official Closing Level of each Underlying Index on any of the first eight Observation Dates is equal to or greater than its Initial Level or (ii) the Official Closing Level of each Underlying Index on the Final Valuation Date is equal to or greater than its Downside Threshold. If the Notes are called, HSBC will pay you on the Call Settlement Date a cash payment per Note equal to the Call Price for the Observation Date.
Call Settlement Dates	With respect to any of the first eight Observation Dates, two business days following the applicable Observation Date, unless otherwise indicated in the table below. For the Final Valuation Date, the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Note plus the applicable Call Return, which will equal the product of the Principal Amount multiplied by the applicable Call Return Rate.
Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding and will be based on the Call Return Rate of 9.15% per annum.
Observation Date(1)	Call Settlement Date(1)	Call Return Rate	Call Price (per $10.00 Note)
September 23, 2022	September 27, 2022	9.1500%	$10.91500
December 19, 2022	December 21, 2022	11.4375%	$11.14375
March 17, 2023	March 21, 2023	13.7250%	$11.37250
June 20, 2023	June 22, 2023	16.0125%	$11.60125
September 18, 2023	September 20, 2023	18.3000%	$11.83000
December 18, 2023	December 20, 2023	20.5875%	$12.05875
March 18, 2024	March 20, 2024	22.8750%	$12.28750
June 17, 2024	June 20, 2024	25.1625%	$12.51625
Final Valuation Date (September 17, 2024)	Maturity Date (September 20, 2024)	27.4500%	$12.74500

Payment at Maturity (per $10 Note)

If the Notes have not been previously called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold on the Final Valuation Date, the Notes will automatically called and HSBC will pay you a cash payment on the Maturity Date per Note equal to the applicable Call Price.(2)

If the Final Level of the Least Performing Underlying Index is below its Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Return of the Least Performing Underlying Index)

In this case, you will incur a loss that is proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level and you will lose some or all of your Principal Amount.

Least Performing Underlying Index	The Underlying Index with the lowest Underlying Index Return.
Underlying Index Return	For each Underlying Index, calculated as follows: Final Level - Initial Level Initial Level
Downside Threshold	For each Underlying Index, 75.00% of its Initial Level, as indicated on the cover hereof.
Initial Level	For each Underlying Index, its Official Closing Level on the Trade Date, as indicated on the cover hereof.
Final Level	For each Underlying Index, its Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Key Risks — The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC. IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

______________________________

(1) The Observation Dates and Call Settlement Dates are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying equity index underlying supplement.

(2) Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Investment Timeline

Trade Date	The Initial Level and Downside Threshold of each Underlying Index were observed. The terms of the Notes were determined.

After 1 year

The Notes will automatically be called if the Official Closing Level of each Underlying Index on any of the first eight Observation Dates is equal to or greater than its Initial Level.

If the Notes are called, HSBC will pay the Call Price for the relevant Observation Date: equal to the Principal Amount plus an amount based on the Call Return Rate.

Maturity Date

The Final Levels and Underlying Index Returns are determined on the Final Valuation Date.

If the Notes have not been called and the Final Level of the Least Performing Underlying Index is equal to or greater than its Downside Threshold, the Notes will automatically be called and HSBC will pay the applicable Call Price.

If the Notes have not been called and the Final Level of the Least Performing Underlying Index is below its Downside Threshold, HSBC will repay less than the Principal Amount, if anything, resulting in a loss proportionate to the decline of the Least Performing Underlying Index, equal to a return of:

$10.00 × (1 + Underlying Index Return of the Least Performing Underlying Index) per Note

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but you are urged to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying equity index underlying supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called and the Final Level of one or both Underlying Indices is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Least Performing Underlying Index from its Initial Level. In such a case, you will lose some or all of the principal amount of your Notes.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of each Underlying Index is above its Downside Threshold.

♦	Limited Return on the Notes – The return potential of the Notes is limited to the applicable Call Return regardless of the appreciation of any of the Underlying Indices. In addition, because the Call Return, and therefore the Call Price, increases the longer the Notes have been outstanding, the Call Price payable on earlier Call Settlement Dates is less than the Call Price payable on later Call Settlement Dates. Your Notes could be called as early as the first quarterly Observation Date and your return would therefore be less than if the Notes were called on a later date. If the Notes are not called, you may be exposed to the decline in the level of the Least Performing Underlying Index even though you were not able to participate in any appreciation in the level of any of the Underlying Indices. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in securities represented by the Underlying Indices.

♦	No Assurances of a Flat or Bullish Environment – While the Notes are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment if the Notes are not called.

♦	No Interest Payments – As a holder of the Notes, you will not receive interest payments.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as one year after issuance.

♦	Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss – Greater expected volatility with respect to the Underlying Indices reflects a higher expectation as of the Trade Date that, for example, the Official Closing Level of any Underlying Index could be below its Downside Threshold on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for that Note. However, while the Call Return Rate is a fixed amount, the volatility of any of the Underlying Indices can change significantly over the term of the Notes. The levels of one or more Underlying Indices could fall sharply, which could result in a significant loss of principal.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment – The risk that you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of only one Underlying Index. With three Underlying Indices, it is more likely that the Official Closing Level of at least one Underlying Index will be less than its Initial Level on an Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your investment at maturity.

In addition, movements in the levels of the Underlying Indices may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of three Underlying Indices represents a statistical measurement of the degree to which the ratios of the returns of those Underlying Indices were similar to each other over a given period of time.

The lower (or more negative) the correlation among three Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Initial Level or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated three Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if three Underlying Indices have a higher positive correlation, one or more of those Underlying Indices might close below its Initial Level on an Observation Date or its Downside Threshold on the Final Valuation Date, as the Underlying Indices may decrease in value together.

HSBC determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on notes involving indices that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying Index – Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying Index. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlying Indices to the same degree for each Underlying Index. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying Index regardless of the performance of the other Underlying Index. You will bear the risk that any of the Underlying Indices will perform poorly.

Risk Relating to the Underlying Index

♦	Changes Affecting an Underlying Index – The policies of an Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of that Underlying Index. The policies of the sponsors with respect to the calculation of each Underlying Index could also adversely affect the level of that Underlying Index. The sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

♦	Small-Capitalization Risk – The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Non-U.S. Securities Risk – Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less than the Price to Public – The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlying Indices and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying Index – The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in an Underlying Index would have. Each Underlying Index is a price return index, and the Call Return excludes any cash dividend payments paid on its component stocks.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in an Underlying Index, which could affect the price of such stocks or the level of that Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Notes. The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed levels of each Underlying Index in the market. The Calculation Agent can postpone the determination of each Official Closing Level on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of each Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Underlying Indices or the levels of the Underlying Indices, and therefore, the market value of the Notes.

♦	Market Price Prior to Maturity – The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the levels of the Underlying Indices; the volatility of the Underlying Indices; the dividends paid on the securities included in the Underlying Indices; the time remaining to the maturity of the Notes; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of our or their respective affiliates in the stocks included in the Underlying Indices, or in futures, options, exchange-traded funds or other derivative products on those stocks or relating to the Underlying Indices, may adversely affect the levels of the Underlying Indices, and, therefore, the market value of the Notes.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Notes?” in this document and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying Index relative to its Initial Level. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Level or the Official Closing Level of any Underlying Index on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment term:	Approximately 3 years (unless earlier called)
Hypothetical Initial Levels:	1,000.00 for each Underlying
Call Return Rate:	9.15% per annum (or 2.2875% per quarter)
Downside Threshold[1]:	75.00%
Hypothetical Downside Thresholds[1]:	750.00 for each Underlying Index, which is 75.00% of its Initial Level

Observation Dates, hypothetical Call Returns and hypothetical Call Prices on Observation Dates:

Observation Dates	Hypothetical Call Return Rates	Hypothetical Call Prices
September 23, 2022	9.1500%	$10.91500
December 19, 2022	11.4375%	$11.14375
March 17, 2023	13.7250%	$11.37250
June 20, 2023	16.0125%	$11.60125
September 18, 2023	18.3000%	$11.83000
December 18, 2023	20.5875%	$12.05875
March 18, 2024	22.8750%	$12.28750
June 17, 2024	25.1625%	$12.51625
Final Valuation Date (September 17, 2024)	27.4500%	$12.74500

1 The actual Initial Level and Downside Threshold of each Underlying Index, and the actual Call Return Rate are set forth on the cover page.

Example 1— The Least Performing Underlying Index closes at 110.00% of its Initial Level on the first Observation Date – the Notes are called.

Date	Official Closing Level	Payment (per Note)
First Observation Date	SPX: 1,300.00	$0.915 (Call Return) – Notes are automatically called
RTY: 1,100.00
NDX: 1,200.00
Total Payment: $10.915 (9.15% return)

Because the Official Closing Level of the Least Performing Underlying Index on the first Observation Date is at or above its Initial Level, the Notes are automatically called at the applicable Call Price of $10.915 per Note, representing a 9.15% return on the Notes. As long as the Least Performing Underlying Index closes at or above its Initial Level on any Observation Date, HSBC will pay you the applicable Call Price.

Example 2— The Least Performing Underlying Index closes below its Initial Level on each of the first eight Observation Dates and closes at 75.00% of its Initial Level on the Final Valuation Date – the Notes are called.

Date	Official Closing Level	Payment (per Note)
First through Fifth Observation Date	SPX: 975.00	$0.00 – Notes are not automatically called
RTY: 980.00
NDX: 1,050.00

Sixth Observation Date	SPX: 925.00	$0.00 – Notes are not automatically called
RTY: 880.00
NDX: 950.00

Seventh Observation Date	SPX: 875.00	$0.00 – Notes are not automatically called
RTY: 850.00
NDX: 950.00

Eighth Observation Date	SPX: 850.00	$0.00 – Notes are not automatically called
RTY: 780.00
NDX: 950.00

Final Valuation Date	SPX: 750.00	$2.745 (Call Return) – Notes are automatically called
RTY: 750.00
NDX: 755.00

Total Payment: $12.745 (27.45% return)

Because (i) the Official Closing Level of the Least Performing Underlying Index on each of the first eight Observation Dates is below its Initial Level and (ii) the Official Closing Level of the Least Performing Underlying Index on the final Observation Date (which is also the Final Valuation Date) is at or above its Downside Threshold, the Notes are automatically called at the applicable Call Price of $12.745 per Note, representing a 27.45% return on the Notes.

Example 3— The Least Performing Underlying Index closes below its Initial Level on each of the first eight Observation Dates. In addition, the Least Performing Underlying Index closes at 59.00% of its Initial Level on the Final Valuation Date – the Notes are NOT called.

Date	Official Closing Level	Payment (per Note)
First through Fifth Observation Date	SPX: 975.00	$0.00 – Notes are not automatically called
RTY: 780.00
NDX: 1,200.00

Sixth Observation Date	SPX: 925.00	$0.00 – Notes are not automatically called
RTY: 880.00
NDX: 850.00

Seventh Observation Date	SPX: 875.00	$0.00 – Notes are not automatically called
RTY: 850.00
NDX: 855.00

Eighth Observation Date	SPX: 825.00	$0.00 – Notes are not automatically called
RTY: 780.00
NDX: 850.00

Final Valuation Date	SPX: 1,200.00	$10.00 × (1 + Underlying Index Return of the Least Performing Underlying Index) =$10.00 × (1 + -41.00%) =$10.00 x (59.00%) =$5.90 (Payment at Maturity)
RTY: 590.00
NDX: 850.00

Total Payment: $5.90 (-41.00% return)

Because the Official Closing Level of the Least Performing Underlying Index on each of the first eight Observation Dates is below its Initial Level, the Notes are not automatically called. Furthermore, because the Final Level of the Least Performing Underlying Index is below its Downside Threshold on the Final

Valuation Date, your principal is fully exposed to any decrease in the Final Level of the Least Performing Underlying Index relative to its Initial Level. Therefore you will suffer a loss on the Notes of 41.00%. Expressed as a formula:

Underlying Index Return = (590.00 – 1,000.00) / 1,000.00 = -41.00%

Payment at Maturity = $10 x (1 + -41.00%) = $5.90

In this example, you would lose some of your Principal Amount at maturity.

If the Final Level of the Least Performing Underlying Index is below its Downside Threshold on the Final Valuation Date, you are fully exposed to the negative Underlying Index Return, resulting in a loss of some or all of your principal that is proportionate to the decrease in the Official Closing Level of the Least Performing Underlying Index from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as pre-paid executory contracts with respect to the Underlying Indices. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Indices would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Indices were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Indices and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Indices is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Indices or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Indices or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Information About the Underlying Indices

The S&P 500® Index

Description of SPX

The S&P 500® Index (“SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see "The S&P 500® Index" beginning on page S-55 of the accompanying Equity Index Underlying Supplement.

Historical Information of SPX

The following graph sets forth the historical performance of the SPX based on its daily historical closing levels from September 19, 2011 through September 17, 2021 as reported on the Bloomberg Professional® service (“Bloomberg”). The solid line represents its Downside Threshold, equal to 75.00% of its Initial Level. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the SPX should not be taken as an indication of future performance.

Source: Bloomberg

The Russell 2000® Index

Description of RTY

The Russell 2000® Index (“RTY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

For more information about the RTY, see "The Russell 2000® Index" beginning on page S-45 of the accompanying Equity Index Underlying Supplement.

Historical Information of RTY

The following graph sets forth the historical performance of the RTY based on its daily historical closing levels from September 19, 2011 through September 17, 2021 as reported on Bloomberg. The solid line represents its Downside Threshold, equal to 75.00% of its Initial Level. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the RTY should not be taken as an indication of future performance.

Source: Bloomberg

The NASDAQ-100 Index®

Description of NDX

The Nasdaq-100 Index® ("NDX") is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). Each underlying stock's influence on the level of the NDX is directly proportional to the value of its share weight.

For more information about the NDX, see "The NASDAQ-100 Index®" beginning on page S-31 of the accompanying Equity Index Underlying Supplement.

Historical Information of NDX

The following graph sets forth the historical performance of the NDX based on its daily historical closing levels from September 19, 2011 through September 17, 2021 as reported on Bloomberg. The solid line represents its Downside Threshold, equal to 75.00% of its Initial Level. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the NDX should not be taken as an indication of future performance.

Source: Bloomberg

Correlation of the Underlying Indices

The following graph sets forth the historical performances of S&P 500® Index, Russell 2000® Index and NASDAQ-100 Index® from September 19, 2011 through September 17, 2021, based on the daily Official Closing Levels of the Underlying Indices. For comparison purposes, each Underlying Index has been normalized to have a closing level of 100.00 on September 19, 2011 by dividing the Official Closing Level of that Underlying Index on each day by the Official Closing Level of that Underlying Index on September 19, 2011 and multiplying by 100.00.

We obtained the Official Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlying Indices should not be taken as an indication of future performance. Future performance of the Underlying Indices may differ significantly from historical performance, and no assurance can be given as to the Official Closing Levels of the Underlying Indices during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlying Indices will result in the return of any of the principal amount.

Historical Performance of S&P 500® Index, Russell 2000® Index, NASDAQ-100 Index®

— S&P 500® Index — Russell 2000® Index — NASDAQ-100 Index®

PAST PERFORMANCE OF THE UNDERLYING INDICES IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of Underlying Indices over a given period, the more positively correlated those Underlying Indices are. The graph above illustrates the historical performance of each of the Underlying Indices relative to the other Underlying Index over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying Index has historically been to another. For additional information, see the information set forth above under “Key Risks –Because the Notes Are Linked to the Performance of More Than One Underlying Index, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation among three Underlying Indices, the less likely it is that those Underlying Indices will move in the same direction and, therefore, the greater the potential for one of those Underlying Indices to close below its Initial Level on an Observation Date or its Downside Threshold on the Final Valuation Date. This is because the less positively correlated Underlying Indices are, the greater the likelihood that at least one of the Underlying Indices will decrease in value. This results in a greater potential for the Notes not to be called on an Observation Date or a loss of principal at maturity. However, even if three Underlying Indices have a higher positive correlation, one or more of those Underlying Indices might close below its Initial Level on an Observation Date or its Downside Threshold on the Final Valuation Date, as the Underlying Indices may decrease in value together.

The terms of the Notes will be based, in part, on the correlation among the Underlying Indices, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on notes that have a higher degree of correlation.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable in the same general manner as described herein. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining each Underlying Index Return and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. The Call Return will be calculated based on the length of time that the Notes are outstanding. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If a Market Disruption Event exists with respect to an Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying Index on the scheduled trading day preceding the date of acceleration, the determination of such Underlying Index’s Underlying Index Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to the other Underlying Index occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Settlement Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 23, 2021, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 23, 2021, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 23, 2021.